Exhibit 99.1

Hyperscale Data Declares Monthly Cash Dividend of $0.2708333 Per Share of 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock

LAS VEGAS--(BUSINESS WIRE) – October 17, 2024 – Hyperscale Data, Inc. (NYSE American: GPUS), a diversified holding company (“Hyperscale Data” or the “Company”), today announced that its Board of Directors has declared a monthly cash dividend of $0.2708333 per share of the Company’s outstanding 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock. The record date for this dividend is October 31, 2024, and the payment date is Tuesday, November 12, 2024.

Link to NYSE quote for the Company’s 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock: https://www.nyse.com/quote/XASE:GPUSpD

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors, and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at https://hyperscaledata.com/ or available at www.sec.gov.

About Hyperscale Data, Inc.

Hyperscale Data is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, Hyperscale Data owns and operates a data center at which it mines Bitcoin and offers colocation and hosting services for the emerging artificial intelligence ecosystems and other industries. It also provides mission-critical products that support a diverse range of industries, including a social gaming platform, equipment rental services, defense/aerospace, industrial, automotive, medical/biopharma, hotel operations and textiles. In addition, Hyperscale Data is actively engaged in private credit and structured finance through a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; Hyperscale Data, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8- K. All filings are available at www.sec.gov and on the Company’s website at www.hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235